Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Colliers International Group, Inc. (the “Company”) of our report dated February 15, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, which appears in Exhibit 2 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2023.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” which appears in the Annual Information Form filed as Exhibit 1 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada

May 21, 2024